EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 14th day of September 2011 (“Effective Date”) by and between Dais Analytic Corporation, a New York Corporation (“Company”), and Timothy N. Tangredi (“Executive”).

RECITALS

WHEREAS, Executive entered into an employment agreement with Company dated May 23, 2011(the “2011 Agreement”); and

WHEREAS Company and Executive desire to amend and restate the 2011 Agreement to reflect such changes as hereinafter provided; and

WHEREAS, the Executive and Company wish to continue Executive’s employment with the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual promises and agreement hereinafter set forth, it is agreed as follows:

Article 1 Employment

1.1.	Employment. Company hereby employs Executive, and Executive hereby accepts such employment from Company, on the terms and conditions set forth in this Agreement.

1.2.
Term.  Subject to the provisions for termination and extension as hereinafter provided, the term (the “Term”) of this Agreement shall commence on September 14, 2011 (the “Commencement Date”) and shall continue until the third anniversary thereof.

1.3.
Automatic Renewal.  The Term shall automatically be extended on the second anniversary of the Commencement Date for an additional two years, and on each subsequent anniversary of the Commencement Date thereafter for an additional one year, unless in any such case either Executive or Company delivers, at least one hundred and eighty days before such anniversary of the Commencement Date, written notice to the other party of his or its intent not to renew or extend the Term.

1.4.
Termination of Existing Agreement.  Effective upon the close of business on the day prior to the Commencement Date, any employment agreement by and between Company and Executive which predates the Commencement Date is hereby terminated, except that any rights and obligations which accrue or otherwise arise prior to the Commencement Date under any such agreement shall continue to be enforceable.

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Article 2 Duties

2.1.
Position.  Executive will continue to serve as the President and Chief Executive Officer of Company during the Term of this Agreement, and his duties hereunder in such position shall be as set forth in the By-Laws of the Company. Any material diminution in the powers, duties and authorities of Executive set forth in the By-Laws shall not be effected without the prior written consent of the Executive. Executive will devote substantially all of his professional time during regular business hours to the Company’s business, except that Executive will be permitted to perform charitable work and to manage his personal and other business investments so long as such outside activities do not interfere with the performance of Executive’s duties on behalf of Company.

2.2.
Location.   Executive shall be employed at the Company’s principal offices located in Odessa, Florida, subject to necessary travel on Company business as determined by the Executive. The Company’s principal offices shall not be moved to a location that is more than 50 miles from the Company’s current principal offices without the Executive’s prior written consent.

2.3.
Directorships; Position with Subsidiaries.  During the Term of this Agreement, the Board of Directors of the Company shall use its best efforts to cause Executive to continue to be elected as a Director of the Company. Such best efforts shall include, but not be limited to, nominating Executive as part of the management slate of directors to be elected by the shareholders of the Company, endorsing the election of Executive as a director and soliciting proxies for the election of Executive. In addition, at Executive’s request, the Company shall have Executive elected to the Board of Directors of each of its subsidiaries, or Joint Ventures.

Article 3 Compensation and Benefits

3.1.
Salary and Bonus.  Subject to the terms and conditions set forth below, Executive will receive the following compensation for his services during his Term of employment (beginning on the Commencement Date)

a.
Base Salary.  Subject to the terms and conditions of this Agreement, from and after the Commencement Date the Executive shall receive a base salary of $200,000 per annum or such higher sum, as the Board of Directors shall set. The base salary, as in effect from time to time during the Term of this Agreement, shall hereinafter be referred to as the “Base Salary”. The Base Salary shall be increased, if applicable, on each anniversary of this Agreement, or on the same day in each year of the Term as the Board of Directors and Executive may agree in writing (“Determination Date”), to a sum equal to the Base Salary then in effect plus the Base Salary then in effect times the multiplier determined for that year (“Multiplier”).

For the purpose of this Agreement, a “Multiplier” shall be calculated for each year of the Term and shall be equal to the number secured by subtracting from the total revenue of the Company for the one year period ending on the Determination Date of the applicable year (“Current Year”) the total revenue of the Company for the one year period immediately preceding the Current Year (“Prior Year Revenue”), dividing the result by the Prior Year Revenue, and further dividing the resulting quotient by three (3). Notwithstanding the foregoing, in no year of this Agreement may the adjustment to the Base Salary calculated hereunder for a particular year exceed fifty percent (50%) of the prior year Base Salary.

In the event Company sells or otherwise transfers one or more of its revenue producing assets or business lines in a given year, then any revenue attributable to that asset or business line shall be excluded from the Prior Year Revenue for the purpose of determining the Multiplier for year in which the sale or transfer was made as well as for the following year.

Notwithstanding the foregoing, the Base Salary then in effect shall be reviewed by the Board of Directors not less frequently than annually and may be further increased by the Board in its discretion from time to time but may not be decreased without the Executive’s prior written consent. The Base Salary in effect shall be payable in accordance with the Company’s customary payroll practices.  For the purpose of Article 3 the term “Board of Directors” shall mean all independent members of the Board of Directors of the Company or, if the Board has appointed a Compensation Committee, such Committee.

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b.
Bonus.  Executive shall be eligible to receive an annual bonus, of up to 100% of the Executive’s then effective Base Salary, should the Executive meet or exceed certain annual performance goals established by Board of Directors and communicated in writing to Executive on the date of this Agreement (or such other date as the Company and Executive shall agree in writing) and on each anniversary thereafter.   This bonus is payable annually, at the option of the Executive, in cash, stock, restricted stock, or options valued in accordance with generally accepted accounting principles.

c.
Merit Bonus. The above notwithstanding the Board of Directors may also provide the Executive with a merit bonus (“Merit Bonus”) commensurate with the Company’s overall large success, sale of a division, major license or distribution arrangement, merger, or any such extraordinary event. The Merit Bonus can be payable, at the option of the Board of Directors, in cash, stock, restricted stock, or options valued according to generally accepted accounting principles. Any bonus granted pursuant to this Section 3.1(c) shall be paid to the Executive no later than the next regularly scheduled Company payroll date.

d.	Options.

(i)
Immediately following the closing of a secondary public offering (“Closing”) of the Company’s Common Stock (“Grant Date”), in addition to any other compensation which he may receive hereunder, Executive shall be granted an option to purchase Five Hundred and Twenty Thousand (520,000) shares of the Company’s Common Stock. The option shall be exercisable during its term in one third increments with 173,333 shares vesting on the Grant Date, 173,333 shares vesting on the first anniversary of the Grant Date and all remaining shares vesting on the second anniversary of the Grant Date. Said option shall be exercisable at a price equal to the Fair Market Value per share of the stock on the Grant Date. Such options shall be granted under the Company’s  2009 Long Term Incentive Plan , have a term of ten years, be exercisable for up to three years after termination of employment by Executive with the Company (unless termination is for Cause, as hereinafter defined, in which event they shall expire on the date of termination), have a “cashless” exercise feature, and be subject to such additional terms and conditions as are then applicable to options granted under such plan provided they do not conflict with the terms set forth herein. For purposes hereof, “Fair Market Value” means (A) during such time as the Common Stock is registered under Section 12 of the Exchange Act, the closing price of the Common Stock as reported by an established stock exchange or automated quotation system on the day for which such value is to be determined, or, if no sale of the Common Stock shall have been made on any such stock exchange or automated quotation system that day, on the next preceding day on which there was a sale of such Common Stock, or (B) during any such time as the Common Stock is not listed upon an established stock exchange or automated quotation system, the mean between dealer “bid” and “ask” prices of the Common Stock in the over-the-counter market on the day for which such value is to be determined, or (C) during any such time as the Common Stock cannot be valued pursuant to (A) or (B) above, the fair market value shall be as determined by the Board considering all relevant information including, by example and not by limitation, the services of an independent appraiser.

(ii)
In addition to the foregoing, Executive shall be entitled to participate in the Company’s incentive plans including, but not limited to, Company’s 2009 Long-Term Incentive. Any options granted to Executive during the Term shall be immediately exercisable, have a term of ten years, shall be exercisable for up to three years after termination of employment by Executive with the Company to (unless termination is for Cause, as hereinafter defined, in which event they shall expire pursuant to the provisions of the respective plan under which the option is issued), shall have a “cashless” exercise feature, and shall be subject to such additional terms and conditions as are then applicable to options granted under such plan provided they do not conflict with the terms set forth herein. The “Date of Grant” of any option granted pursuant to this Section 3.1 (c) or 3.1 (d) (ii) shall be determined as provided by the terms of the plan under which the option is granted.

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3.2.	Benefits. Executive shall receive the following benefits during the Term of this Agreement:

a.
Health Benefits.  Medical, hospital, surgical, vision, dental, long and short term disability, accidental death and/or travel insurance coverage (collectively “Health Benefits”), as generally offered and made available to other executive officers of the Company and to the extent Executive’s age, health or other qualifications make him eligible to participate, except that the Executive shall not be required to pay any amounts toward the premiums therefore. In the event that the Company does not offer all or any portion of Health Benefits to executive officers of the Company, then Company shall reimburse Executive for the premium costs of Health Benefits.

b.
Vacation.  Executive shall receive four weeks of paid vacation, and ten personal days per year. At Executive’s option, any accrued but unused vacation or personal days at the end of a calendar year shall be payable in cash or carried over to the following years at the Executive’s election. All unused vacation may be carried  for whatever time the Executive wishes, and paid on termination.

c.
Life Insurance.  The Company shall provide term life insurance on the life of the Executive, at the Executive’s election, in an amount equal to 300% of the Base Salary then in effect. The beneficiary or beneficiaries of said insurance shall be as designated in writing to the Company by Executive, and the owner of the policy shall be the Executive or his assigns. The Company shall pay all the premiums payable on such insurance and any applicable federal and local income taxes as a result of such payment.

d.
Reimbursement of Expenses.  Executive shall be reimbursed for all ordinary and reasonable business expenses incurred in accordance with Company’s policies and customary practices. This includes reimbursement of up to $7,500 for one executive conference or educational venue of the Executive’s choosing.

e.
Transportation Allowance.  In addition to expenses reimbursable pursuant to paragraph (d) above, the Company shall provide Executive with an automobile allowance of $800 per month during the Term of this Agreement, and the Company shall reimburse Executive for the cost of insurance, repairs, gas, tolls, and maintenance associated with Executive’s automobile as well as the costs of a mobile phone for the Executive’s use.

f.
Other  Benefits.  In addition to the benefits specifically set forth above in this Section 3.2, Executive shall be entitled to participate during the Term in all employee benefit plans, including but not limited to the Company’s incentive compensation plan, which may be made available at the date hereof or in the future by the Company to employees serving the Company or its subsidiaries in an executive capacity. Benefits for Executive under such plans shall be at least as great as those offered to any other employee of the Company or any of its subsidiaries but any option grant under said benefit plans shall be subject to the same terms as those of Section 3.2 (a) with the exception that the Date of Grant shall be the date set by the Board of Directors for said grant.

g.
Modification of Section 3.1.  Prior to December 31, 2011 the Board of Directors shall retain the services of an independent compensation benefits consulting firm (“Consulting Firm”), acceptable to the Board of Directors to develop and recommend to Company a compensation plan for Executive as part of a plan for all executives of the Company (“Plan”). The Plan shall be take into consideration compensation provided to executives in similar positions at similar companies within one year of the Plan date and shall contain compensation recommendations for Executive comparable to such plans. The Plan shall be completed no later than January 31, 2012 and shall be provided to the Executive and Board of Directors in writing by the Consulting Firm. At Executive’s option, Company and Executive shall amend this Agreement to incorporate the compensation, terms and conditions of the Plan, provided the terms and conditions of the Plan shall be modified, if necessary, to comply with any and all State or Federal laws and regulations. In the event the majority of independent members of the Board of Directors determine the Plan or any provisions suggested to incorporate the Plan into this Agreement to be unacceptable, said members of the Board of Directors and the Executive shall attempt to negotiate a mutually acceptable resolution that, if reached, shall be incorporated into Section 3.1 of this Agreement.  In the event such parties are not able to reach a negotiated resolution within thirty (30) days of the commencement of the negotiations, or such longer period as the parties may agree in writing, the Executive may opt to continue with this Agreement without any modifications of any nature or terminate this Agreement and, if the Agreement is terminated, the Executive, in addition to any other rights he may have under this Agreement, shall be entitled to the same severance pay and other benefits of Section 4.4 (a) provided, in this instance only, the cash payment due under Section 4.4 (a) shall be $200,000 and all other provisions of Section 4.4 (a) shall remain unchanged.

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Article 4 Termination.

4.1.	Termination of Employment. The Term of employment shall terminate prior to the end of the period of time specified in Section 1 immediately upon:

a.	the death of Executive;

b.	the election of the Company in the event of Executive’s Disability (as defined below) during the Term of employment;

c.	the election of the Company for Cause (defined below);

d.	the election of the Company without Cause;

e.	the resignation of Executive for Good Reason (as defined below);

f.	the resignation of Executive without Good Reason; or

g.	the resignation of Executive within one year following a Change in Control of the Company (as defined below).

4.2.
Procedure.  The decision to terminate Executive pursuant to (b), (c) or (d) shall require the affirmative vote of sixty-six and two third percent (66 2/3rd %) of the disinterested directors of the Board.  In the event that Executive’s employment is terminated as described in 4.1 (a) through (g) above, the Company shall have no further obligation to Executive hereunder except to pay to Executive (or his estate, as the case may be), within ten days following the date of termination, his accrued but unpaid Base Salary, bonus and accrued vacation pay, less standard withholdings for tax and social security purposes, plus any unreimbursed expenses, except that in the cases of Section 4(a), (b), (d), (e) and (g), Executive shall also be entitled in addition to receive the compensation or other benefits provided in this Article 4.

4.3.	Definitions.

a.
“Good Reason” means either (i) a material breach by Company of this Agreement that Company fails to cure within twenty days after receiving written notice from Executive of such breach or (ii) Company’s failure to pay any compensation due and owing to Executive within ten days after receiving written notice from Executive that such payment is due.

b.	“Cause” means:

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(i)	a material breach by Executive of this Agreement that Executive fails to cure within thirty days after receiving written notice from Company of such breach;

(ii)
Executive’s failure to follow reasonable, lawful orders or directions of the Board, after Executive has been given written notice of his default and has not followed such lawful orders or directions of the Board within thirty days of receiving such notice;

(iii)
Executive’s willful misconduct, dishonesty or reckless disregard of his responsibilities to Company, after Executive has been given written notice of his default and has not cured such conduct within thirty days of receiving such notice;

(iv)	Executive’s conviction or plea of nolo contendere or the equivalent in respect of either a felony or a misdemeanor involving moral turpitude but excluding, in any event, vehicular infractions; or

(v)
Executive’s material violation of any written major Company policy previously communicated to Executive, after Executive has been given written notice of his default and has not cured such violation within thirty days of receiving such notice.

c.
“Disability” means a physical or mental illness, injury or condition that prevents Executive from performing his essential duties under this Agreement, even with reasonable accommodation, for at least ninety consecutive calendar days or for at least one hundred and twenty calendar days, whether or not consecutive, in any one hundred and eighty calendar day period.

d.	“Change in Control of the Company” shall be deemed to have occurred if any one of the following occurs:

(i)
The acquisition by an individual, a group of individuals, entity or group of 33% or more of either the then outstanding shares of Common Stock or the combined voting power of the voting securities of the Company having general voting power in electing the Board of Directors of the Company;

(ii)
Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of the Directors; or

(iii)
approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company, or of a reorganization, merger or consolidation with respect to which the individuals and entities who were the respective beneficial owners of the outstanding Common Stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, immediately following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such reorganization, merger or consolidation, as the case may be.

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4.4.	Severance Pay and Other Benefits Upon Termination In Certain Circumstances.

a.
Termination By Company Due to Disability, Termination by Company Without Cause, or Resignation By Executive for Good Reason. In the event Executive’s employment is terminated by the Company under section 4.1(b) or (d) or the Executive resigns for Good Reason under section 4.1(e), the Executive shall be entitled to the following:

(i)	Severance Pay. The Company shall pay to Executive within ten days after such termination or resignation an amount equal to the sum of:

(A.)	the greater of 150% of the Base Salary then in effect for Executive or $320,000, plus

(B.)	the cash and equity (options, stock and/or restricted stock) bonuses, if any, awarded to Executive for the most recent year pursuant to Article 3 hereof;

(ii)
Continuation of Benefits.  Company shall continue to provide Executive the benefits set forth in Section 3.2 of this Agreement until two years following termination of Executive’s employment, and shall continue to offer any of such benefits to Executive beyond such two year period to the extent required by COBRA or similar statute which may then be in effect;

(iii)	Vesting of Options. All stock options, to the extent they were not exercisable at the time of termination of employment, shall become exercisable in full;

b.
Death.  In the event of termination of employment as a result of the death of Executive, the provisions of (a) (i) and (a) (iii) of this Section 4.4 shall also be applicable.  Additionally, (i) all incentive stock options awarded to Executive, to the extent not previously exercised, may be exercisable, at the option of Executive’s estate during the one year period commencing on the death of the Executive, and (ii) all non qualified stock options may be exercisable, at the option of Executive’s estate during remaining life of the option.

c.	Change in Control of the Company. In the event that Executive elects to resign from employment under Section 4.1(g) of this agreement, he shall be entitled to the following:

(i)
Severance Pay.  The Company shall pay to Executive within the later of ten days following the date on which the Change in Control occurs or the date on which he gives notice of his election to resign from employment a lump-sum payment equal to the sum of:

(A.)	the greater of the Base Salary then in effect for Executive or $210,000 plus

(B.)	the Bonus and Merit Bonus if any, awarded to Executive for the most recent year pursuant to Article 3 hereof.

(ii)	In addition, the provisions of (a) (ii) and (a) (iii) of this Section 4.4 shall also be applicable.

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Article 5 Intellectual Property

5.1.
Intellectual Property.  Any and all intellectual property right, title and interest in works created or generated by Executive, whether alone or with others, during the Term within the scope of his employment, vests exclusively in, and will be the property of, the Company. Works shall be considered within the scope of the Executive’s employment where the works (i) are created in whole or in part within the confines of Company’s facilities during business hours or (ii) are created in whole or in part using Company facilities, materials, processes, equipment or supplies, where such intellectual property works reasonably relate to Company’s actual or intended business. Executive will execute any reasonable documents necessary to transfer any such intellectual property to Company, including, at Company’s expense, all patent applications and any continuations, continuations in part, divisional, reexaminations, reissues or foreign counterparts thereof.

Article 6 Non-Competition; Non-Solicitation; Confidentiality

6.1.
Non-Competition.  Executive agrees that (a) during the Term of this Agreement and (b) for a period of two years after termination of Executive’s employment with the Company for any reason, Executive will not, without the prior written consent of Company, directly or indirectly, have an interest in, be employed by or be connected with, as an Executive, consultant, officer, director, partner, member, stockholder or joint venture, any person or entity owning, managing, controlling, operating or otherwise participating or assisting in any business that is in competition with Company’s applications of its core nanotechnology materials as of the date of termination of this Agreement. This does not preclude the Executive from pursuing healthcare related uses of any nanotechnology materials. Notwithstanding the foregoing, Executive’s ownership of greater than five percent (5%) of the issued and outstanding securities of any class of a corporation listed on a national securities exchange or designated as national market system securities on an inter-dealer quotation system shall not be a violation of this Agreement.

6.2.
Non-Solicitation.  Executive agrees that (a) upon termination of Executive’s employment with the Company for any reason and (b) for a period of one year thereafter, Executive will not solicit or hire any person employed by Company at any time. The foregoing restriction shall not apply to any Company employee whose annual salary is less than $75,000 or who has ceased to be employed by Company for at least six months.

6.3.	Confidentiality.

a.
Except as may be required to be disclosed by Executive under applicable law (including any applicable judicial or governmental regulation, directive, requirement or order) and except as required in connection with the performance of his duties under this Agreement, Executive shall keep confidential and shall not disclose, directly or indirectly, to any other person (other than to Company’s other employees and/or agents in connection with such party’s performance of its obligations to Company) any Confidential Information (defined below), and shall not use for his personal benefit or for that of any other person any Confidential Information. This Section 6.3 shall not apply to Company information which: (i) Executive knows at the time of disclosure, free of any obligation to keep it confidential as evidenced by written records; (ii) at the time of disclosure is in the public domain; (iii) is disclosed to Executive by a third party that did not acquire such information under any obligation of confidence; (iv) is required to be disclosed by any court of competent jurisdiction provided that prior written notice of such disclosure is afforded to Company; (v) is or becomes generally available to the public through no fault of Executive.

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b.
For purposes of this Agreement, the term “Confidential Information” means trade secrets, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, diagrams, data, computer programs, business activities and operations, budgets, salaries, financial statements, prices, costs and other business information of or relating to Company or any subsidiaries of Company that may be created or provided to Executive by Company during the Term of this Agreement.

c.
Upon the termination of Executive’s employment for any reason whatsoever, Executive shall deliver to Company all tangible materials embodying the Confidential Information, including any documentation, records, listings, notes, data, sketches, drawings, memoranda, models, accounts, reference materials, samples, machine-readable media and equipment which in any way relate to the Confidential Information. Executive shall not retain any copies of any of the above materials.

6.4.
Injunctive Relief.  Executive acknowledges that he has substantial knowledge and expertise in, and personal relationships affecting, the operations, business contacts, trade secrets, customer lists, marketing, business strategies and processes and other confidential matters of critical significance to the conduct of the Company’s business and its future prospects. Executive, therefore, agrees and consents that, in addition to any other remedies that may be available to Company, Company shall be entitled to specific performance by temporary as well as permanent injunction to prevent a breach or contemplated breach by Executive of any of the covenants or agreements in Sections 6.1, 6.2 or 6.3.

Article 7 Indemnification

7.1.
Indemnification.  During the term of this Agreement, and subsequent thereto with respect to any claim arising out of or in connection with his employment with the Company or any subsidiary of the Company, the Company shall indemnify and hold Executive harmless from all claims and liability, loss or damage (including but not limited to judgments, fines and amounts paid in settlement), asserted against Executive or incurred by Executive, including reasonable attorneys fees and costs of investigation (the “Indemnification”). The Indemnification provided for herein shall be in addition to and not in substitution of any and all rights to indemnification which Executive may be entitled to under the laws of the State of Florida or the Certificate of Incorporation and By-laws of the Company. To the extent permitted under the laws of the State of Florida, and the Company’s Certificate of Incorporation and By-Laws, all expenses, including reasonable attorneys fees, incurred by Executive in defending any civil, criminal, administrative or investigative action, shall upon request by Executive, be paid and advanced by the Company in advance of the final disposition of such action, suit or proceeding.

7.2.
Director and Officers Liability Insurance. During the Term, unless the Executive otherwise consents, the Company will maintain directors’ and officers’ liability insurance in an amount not less than $5,000,000, and Executive shall at all times be one of the named insured under such coverage.

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Article 8 Miscellaneous.

8.1.	Governing Law. New York without regard to the conflicts of laws principles thereof shall govern this Agreement.

8.2.
Non-Contravention.  Executive represents and warrants that the execution, delivery and performance of this Agreement do not and will not contravene, conflict with or otherwise violate the terms of any written or oral agreement among Executive and one or more third parties.

8.3.
Arbitration.  Disputes between the parties arising under or with respect to this Agreement shall be submitted to arbitration in Hillsborough County, Florida by a single arbitrator under the rules of the American Arbitration Association, and the arbitration award shall be binding upon the parties and enforceable in any court of competent jurisdiction. The cost of arbitration, including counsel fees, shall be borne by the Company unless the arbitrator determines that the Executive’s position was frivolous and without reasonable foundation.

8.4.
Notices.  Any notice or communication to be given under the terms of this Agreement shall be in writing and delivered in person or deposited, certified or registered, in the United States mail, postage prepaid, addressed as follows:

If Company:	Dais Analytic Corporation	If Executive:	Mr. Timothy N. Tangredi
	11552 Prosperous Drive		10416 Pontofino Circle
	Odessa, Florida 33556		Trinity, FL 34655
Attn: Board of Directors

or at such other address as either party may from time to time designate by notice hereunder. Notices shall be effective upon delivery in person or, if mailed, at midnight on the third business day after the date of mailing.

8.5.	Modifications and Amendments. This Agreement shall not be modified, altered or amended except by a written agreement signed by the parties hereto.

8.6.
Entire Agreement.  This Agreement together with the documents referred to herein or contemplated hereby constitute and embody the full and complete understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior understandings or agreements whether oral or in writing with respect to the subject matter hereof.

8.7.
Benefit and Binding Effect.  This Agreement shall be binding upon and inure to the benefit of Company and its successors and assigns, including any corporation, person or other entity which may acquire all or substantially all of the business of Company or any other corporation with or into which Company is consolidated or merged, and Executive and his heirs, executors, administrators and legal representatives, provided, however, that the obligations of Executive hereunder may not be delegated or assigned.

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8.8.
Severability.  If any portion of this Agreement may be held to be invalid or unenforceable for any reason whatsoever, it is agreed that said invalidity or unenforceability shall not affect the other portions of this Agreement and that the remaining covenants, terms and conditions, or portions thereof, shall remain in full force and effect, and any court of competent jurisdiction may so modify the objectionable provisions as to make it valid, reasonable and enforceable

8.9.
Headings; Interpretation.  The section headings used herein are for convenience and reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement. When used in this Agreement, the term “including” shall mean without limitation by reason of enumeration. Words used herein in the singular shall include the plural.

8.10.
Waiver.  The failure of either party to insist, in any one or more instances, upon strict performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of either party with respect thereto shall continue in full force and effect.

8.11.	Counterparts. This Agreement may be executed in any number of counterparts, each of whom shall be deemed a duplicate original.

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE:	DAIS ANALYTIC CORPORATION
/s/ Timothy N. Tangredi	By:	/s/ Robert W. Schwartz
Timothy N. Tangredi		Robert W. Schwartz
Member – Board of Directors

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